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                                                                 EXHIBIT 10.3


June 24, 1996


David E. Weiss
6900 Pawnee Way
Longmont, CO  80503

Dear David:

This letter (the "Agreement") sets forth the terms and conditions of your employment with Storage Technology Corporation (the "Company"). It is intended to replace all prior agreements, including but not limited to the letter agreements of February 17, 1995, December 6, 1995 and May 22, 1996. In consideration of your employment by the Company on the terms and conditions set forth below, and the mutual covenants and agreements contained herein, you and the Company agree as follows:

      1. Position: You will be employed full-time by the Company as Chairman of the Board of Directors, President and Chief Executive Officer. You will report to the Board of Directors of the Company and perform such duties as may be assigned you from time to time. During the Employment Term (as herein defined), you shall devote your entire working time, attention and energies to the business of the Company. Except for personal investments, which shall not conflict with the business of the Company, you shall not engage in any other business activity or activities that require personal services by you that may conflict with the proper performance of your duties hereunder.

     2. Employment. The term of your employment pursuant to this agreement (the "Employment Term") is effective as of May 22, 1996 and shall thereafter continue through May 21, 1999 at the salary and terms contained herein unless otherwise modified by the Board of Directors.

     3. Base Compensation. For your services during the Employment Term, the Company will pay you an annual base salary, effective May 22, 1996, of $550,000.00 per year. Such salary shall be payable in installments in accordance with the regular payroll policies of

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David E. Weiss
June 24, 1996
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the Company in effect from time to time during the Employment Term.  The amount of your base salary may be adjusted either upward or downward by the Company from time to time during the Employment Term.

     4. Stock Options: In addition to stock options earlier granted to you, you have received a grant for an additional 250,000 shares, 40% of which vest over the next three years in equal installments on the anniversary of the grant date and 60% of which vest eight years from the date of grant, unless vesting is accelerated to the first, second or third year anniversaries of the grant date, in one-third increments, based on performance against goals to be established by the Board. You continue to be eligible for future grants in accordance with the policies of the Company in effect from time to time.

     5.  Bonuses.

          (a) MBO Bonus Program. The Company currently maintains a Management By Objective Bonus Program (the "MBO Program"). During the Employment Term, you shall be eligible for such bonuses as may be established from time to time in accordance with the MBO Program by the Company's Board of Directors (the "Board"). For 1996, the Board has established for you an On Plan Bonus potential percentage of 70%. Such percentage may be adjusted either upward or downward for subsequent years during the Employment Term. Any payments under the MBO Program shall be made in accordance with the provisions of, and under the conditions contained in, the MBO Program and the terms of any bonus award authorized for you by the Board.

     6.  Termination of Employment.

          (a) Termination Without Cause. If, during the Employment Term, the Company elects to terminate your employment without "Cause" (as that term is defined in paragraph 6(d)), except for terminations covered by the provisions of 6(b), or if you should die without Cause existing at such time, you shall be entitled to receive, as a severance payment, a payment equal to the greater of (i) your base salary through the end of the Employment Term, or (ii) one year's base salary plus 100% of your On Plan Bonus potential percentage under the MBO Program, for the year of termination (whether or not such bonus would be otherwise payable). Such amount shall be paid to you in a cash lump sum within thirty days after your


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termination of employment pursuant to this paragraph 6(a).  In addition, you shall be entitled to exercise any vested stock options then held to acquire shares of Common Stock in accordance with the Option Agreement.

          (b) Termination in the Event of Sale, Merger or Change of Control. If, during the Employment Term, the Company is sold, or merged with or into another company (in a transaction in which the Company is not the surviving entity), or in which the stockholders of the Company immediately prior to the merger own 50% or less of the Company after the merger, or all or substantially all of the assets of the Company are sold, or more than 25% of the outstanding voting capital stock of the Company is acquired by another person or persons (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) acting as a group, (any of which events is referred to hereinafter as a "Change in Control"), and your employment is terminated either by you for any reason or by the Company without Cause and such termination occurs within 24 months after the date of any such Change in Control, then, upon such termination, and subject to the provisions of section 6(c) below, (i) the Company will pay you an amount equal to the greater of the amount due pursuant to paragraph 6(a), above, or two times your annual base salary then in effect, plus two times 100% of your On Plan Bonus under the MBO Program based on your annual salary and On Plan Bonus potential percentage in effect immediately prior to the Change in Control (which shall be calculated as if the Company meets its plan for such year and which shall be payable whether or not the Company does in fact meet its plan), (ii) all outstanding stock options shall fully vest and become exercisable in full, and (iii) the Company's right to repurchase shall terminate with respect to any stock earlier purchased by you under the Company's 1987 Equity Participation Plan, and all such stock shall become fully vested. In addition, after such termination of employment, you shall be entitled to exercise all stock options in accordance with the terms of the Option Agreements. To the extent you would be entitled to payments or your rights to restricted stock or stock options would vest not only pursuant to the terms of this section 6(b), but also pursuant to the provisions of other section(s) of this agreement, or other agreements with the Company, then such payments shall be deemed made and such vesting shall be deemed


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to occur pursuant to the terms of such other section(s) or other agreements, and not under the terms of this section 6(b).

          (c) Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you
(i) would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this section (c), would be subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless you and the Company agree otherwise in writing, any determination required under this section 6(c) shall be made in writing by the Company's independent public accountants (the "Accountants") immediately prior to Change of Control or, if the termination is pursuant to section 6(a), immediately after such termination. Such determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this section 6(c), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section 6(c).

          (d) Termination for Cause. If the Company, during the Employment Term, elects to terminate your employment for Cause, your employment will terminate on the date fixed for termination by the Company (provided, however, that if the Company so elects during the 24-month period following a Change in Control, you shall be given prior notice and shall


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be permitted to voluntarily terminate your employment pursuant to section 6(b)
hereof, in which case this section 6(d) shall be inapplicable). Following a Termination for Cause under this section, the Company will not be obligated to pay you any additional compensation, whether in the way of base compensation, bonus or otherwise, other than the compensation due and owing through the date of termination. "Cause," for purposes of this Agreement, shall mean any of the following: (i) willful breach by you of any provision of this Agreement or any other written agreement between you and the Company; (ii) gross negligence or dishonesty in the performance of your duties hereunder; (iii) engaging in conduct or activities or holding any position that materially conflicts with the interest of, or materially interferes with your duties owed to, the Company; (iv) engaging in conduct that is materially detrimental to the business of the Company; or (v) any intentional violation of Company policies applicable to employees of your position with the Company.

     7. Benefit Programs. You shall also be entitled to such benefits and benefit programs that apply to you and your position as the Company and the Board may adopt from time to time, in accordance with the provisions of such programs then in effect. Certain presently existing benefit programs (which may or may not remain in effect) are outlined below:

          a. Life Insurance: Your life insurance coverage will be three times your base salary.

          b. Medical Coverage: You will have executive medical coverage. This insurance covers 100% of your family's medical expenses up to $5,000 over our group insurance coverage annually.

     8. Compensation Deferral: You will be able to defer your compensation in accordance with the terms of our Executive Deferred Compensation Plan.

     9. Automobile: You will receive Auto allowance reimbursement on leased automobile payments and reimbursement for regular maintenance and automobile insurance on your leased automobile, to the limit approved by the Board of Directors.

     10. Miscellaneous Executive Perquisites: During your Employment Term, you shall be eligible for the following:


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          -       First class air travel as long as StorageTek is profitable.

          -       Membership in an airline VIP club.

          - Financial and tax counseling in an amount per yearequal to 1% of annual base salary.

          -       Company-paid physical examination.

      11. Miscellaneous Provisions.

          (a) Withholding. All payments to you pursuant to this Agreement shall be subject to withholding of all amounts required to be withheld by applicable Internal Revenue Service and State tax authorities by the Company and shall be conditioned upon your submission of all information or execution of all instruments necessary to enable the Company to comply with such withholding requirements.

          (b) Confidentiality Agreement. As a condition of your employment, you have executed the Company's standard form of confidential inventions and trade secrets agreement. You reaffirm that during the Employment Term you will comply with all provisions of said agreement and agree that you will enter into such modifications or amendments thereof as the Company may reasonably request from time to time.

          (c) Notice. Any notice required to be given in accordance with the provisions of this Agreement shall be given in writing, either by personal delivery or by causing such written notice to be mailed, first class postage prepaid, in the United States mail to you at the address set forth above or to the Company at its principal business address, or at such other address for a party as shall be specified by like notice, provided that notices of change of address shall be effective only upon receipt thereof.

          (d) Governing Law. This Agreement is entered into in accordance with, and shall be interpreted pursuant to the provisions of, the internal laws of the State of Colorado (without regard to conflict of law principles).

          (e) Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or



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enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect in accordance with their terms.

          (f) Entire Agreement. This Agreement embodies the entire agreement between the parties relating to the subject matter hereof, and supersede all previous agreements or understandings, whether oral or written.
          (g) Amendment of Agreement. This Agreement may not be modified or amended, and no provision of this Agreement may be waived, except by a writing signed by the parties hereto.

If this letter accurately sets forth the terms of our agreement relating to your employment, please sign the enclosed copy of this letter in the space provided below and return it to the Company.

Very truly yours,


/s/ STEPHEN J. KEANE

Stephen J. Keane
Chairman, Human Resources and
  Compensation Committee
Board of Directors




                                             /s/ DAVID E. WEISS
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                                             Name

                                             6 Aug 96
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                                             Date












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